Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endava plc:
We consent to the incorporation by reference in the registration statements (Nos. 333-228717, 333-248904 and 333-259900) on Form S-8 of our reports dated October 31, 2022, with respect to the consolidated financial statements of Endava plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
London, United Kingdom
October 31, 2022